As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-43563

Registration No. 333-47019

Registration No. 333-102140

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-43563

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-47019

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-102140

UNDER

THE SECURITIES ACT OF 1933

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-0781620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Baxter Parkway

Deerfield, IL 60015

(Address, including zip code, of registrant’s principal executive offices)

Baxter International Inc. and Subsidiaries U.S. Retirement Savings Plan

(f/k/a Baxter International Inc. and Subsidiaries Incentive Investment Plan) and

Baxter Healthcare of Puerto Rico Retirement Savings Plan

(f/k/a Baxter Healthcare of Puerto Rico Savings and Investment Plan)

(Full Titles of Plan)

Ellen K. Bradford, Esq.

Associate General Counsel – Corporate and Securities & Corporate Secretary

One Baxter Parkway

Deerfield, IL 60015

(224) 948-3086

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Baxter International Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Registrant pursuant to:

(1) its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on December 31, 1997 (the “1997 Registration Statement”) with respect to 25,000 shares of the Registrant’s Common Stock, $1.00 par value per share (the “1997 Shares”), to be offered or sold pursuant to the Baxter Healthcare of Puerto Rico Retirement Savings Plan (f/k/a Baxter Healthcare Corporation of Puerto Rico Savings and Investment Plan) (the “PR Plan”), and an indeterminate amount of interests to be offered or sold pursuant to the PR Plan (the “1997 PR Plan Interests”);

(2) its Registration Statement on Form S-8 filed with the SEC on February 27, 1998 (the “1998 Registration Statement”), with respect to 1,500,000 shares of the Registrant’s Common Stock, $1.00 par value per share (the “1998 Shares”), to be offered or sold pursuant to the Baxter International Inc. and Subsidiaries U.S. Retirement Savings Plan (f/k/a Baxter International Inc. and Subsidiaries Incentive Investment Plan) (the “U.S. Retirement Plan” and, together with the “PR Plan”, the “Plans”), and an indeterminate amount of interests to be offered or sold pursuant to the U.S. Retirement Plan (the “1998 U.S. Retirement Plan Interests”); and

(3) its Registration Statement on Form S-8 filed with the SEC on December 23, 2002 (the “2002 Registration Statement” and, together with the 1997 Registration Statement and 1998 Registration Statement, the “Registration Statements”), with respect to 9,000,000 shares of the Registrant’s Common Stock, $1.00 par value per share, including preferred stock purchase rights as defined in the 2002 Registration Statement, to be offered or sold pursuant to the U.S. Retirement Plan (the “2002 U.S. Retirement Plan Shares”) and 1,000,000 shares of the Registrant’s Common Stock, $1.00 par value per share, including preferred stock purchase rights, to be offered or sold pursuant to the PR Plan (the “2002 PR Plan Shares” and together with the 1997 Shares, 1998 Shares and the 2002 Retirement Plan Shares, the “Shares”), and an indeterminate amount of interests to be offered or sold pursuant to the U.S. Retirement Plan or the PR Plan (the “2002 Plan Interests” and together with the 1997 PR Plan Interests and the 1998 U.S. Retirement Plan Interests, the “Plan Interests”).

Participants in the Plans were no longer able to invest in the Registrant’s stock fund under the Plans as of September 27, 2019. Effective October 1, 2020, Shares and Plan Interests held in such fund under the Plans were reinvested as investments in a non-Registrant investment vehicle. Accordingly, the Registrant is no longer issuing securities under the Plans and no further investments in the Registrant’s securities may be made under the Plans. Pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all remaining Shares and Plan Interests in the Plans registered but that remain unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois on January 15, 2021.

BAXTER INTERNATIONAL INC.
By:	/s/ Ellen K. Bradford
Ellen K. Bradford
Senior Vice President, Associate General Counsel – Corporate and Securities & Corporate Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on the 15th day of January, 2021.

BAXTER INTERNATIONAL INC. AND SUBSIDIARIES U.S. RETIREMENT PLAN
By:	/s/ Sven Skillrud
Sven Skillrud Vice President, Total Rewards & HR Operations

BAXTER HEALTHCARE OF PUERTO RICO RETIREMENT SAVINGS PLAN
By:	/s/ Sven Skillrud
Sven Skillrud Vice President, Total Rewards & HR Operations